EXHIBIT 10.1

Letter Of Intent

This Letter of Intent (hereinafter referred to as the “LOI”) sets forth the preliminary consensus reached between Transuite.Org Inc. (“Party A”) and Fujian Wochong Intelligent Technology Co., Ltd. (“Party B”) regarding their intention to proceed with a merger and acquisition transaction (hereinafter referred to as the “Transaction”), whereby Party A (TRSO) will acquire fifty-one percent (51%) of the equity of Party B (the “Target Company”) through the issuance of TRSO common stock, and this acquisition shall be completed with the signing and execution of definitive acquisition documents by December 31, 2025. This LOI is executed on September 15, 2025.

Whereas, Party A is a company incorporated under the laws of the State of Nevada, USA, a publicly listed company on the U.S. stock market (Stock Ticker: TRSO), and an AI-driven business solutions innovator headquartered in Nevada, USA, providing revolutionary AI business solutions, Web3 blockchain, and RWA services. It boasts an experienced global management team and a strong track record of commercial performance. The company empowers enterprises through AI-driven digital transformation and business solutions, serving clients across various industries worldwide.

Whereas, Party B is a company incorporated under the laws of the People's Republic of China, a National High-Tech Enterprise headquartered in Fuzhou City, Fujian Province. It is a comprehensive one-stop service provider specializing in the R&D, production of high-end intelligent electric vehicle charging pile equipment, charging security management systems, as well as investment, construction, and operation. The company has developed a management cloud platform based on big data and AI technology, integrating cloud intelligence, remote control, big data analysis and monitoring, intelligent device management, intelligent charging management, payment and settlement functions. It combines intelligent safe charging, fee settlement, user management, monitoring and security, and operational management into one platform. As a National High-Tech Enterprise and an innovative technology company, it holds 5 invention patents and 26 software copyrights. The company possesses leading original core software and hardware technologies and has innovatively achieved the intellectualization of charging piles, integration of Internet + Internet of Things (Intelligent), and platformization of operations.

Whereas, Party A wishes to acquire 51% of Party B's equity to expand Party B's business development and operations into the rapidly growing international market, enabling Party B to gain support from international capital markets, while also increasing Party A's market capitalization and expanding its AI business; Party B is willing to agree to this Transaction based on the terms and conditions set forth in this agreement.

Based on the principles of sincere cooperation, mutual benefit, and win-win cooperation, Party A and Party B, through friendly negotiation, have mutually agreed to reach the following terms:

1. Proposed Transaction

The transaction to be conducted by Party A and Party B involves Party A acquiring fifty-one percent (51%) of the equity of Party B. The acquisition consideration shall be paid through the issuance of TRSO common stock. The final terms will be determined upon completion of due diligence and detailed in the definitive agreement. This acquisition shall be completed with the signing and execution of definitive acquisition documents by December 31, 2025.

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2. Valuation and Consideration

The valuation of the Target Company shall be mutually agreed upon by Party A and Party B after completing comprehensive due diligence. The Transaction will be executed based on the mutually agreed valuation of the Target Company determined upon completion of due diligence. The consideration shall be paid through the issuance of TRSO common stock.

3. Due Diligence

Following the signing of this LOI, TRSO will conduct comprehensive due diligence on the Target Company's business, assets, liabilities, financial condition, and legal matters. The Target Company agrees to provide TRSO and its representatives reasonable access to its books, records, facilities, and personnel to facilitate this review.

4. Conditions Precedent

The consummation of this M&A Transaction is subject to the following conditions:

(a) Satisfactory results of the due diligence;

(b) Approval by the boards of directors of both companies;

(c) Absence of any material adverse change in the business or financial condition of the Target Company;

5. Confidentiality

This LOI contains mutual confidentiality provisions. Both parties agree to keep the terms of the negotiations and this LOI confidential, except as required by law or regulation to disclose.

6. Termination Rights

If the due diligence results prove unsatisfactory, or if any condition precedent cannot be fulfilled within the agreed time frame, either party shall have the right to terminate this agreement by written notice.

7. Definitive Agreement

The parties will negotiate in good faith and endeavor to execute a definitive agreement for the Transaction. The definitive agreement will contain customary representations, warranties, covenants, and conditions to closing.

8. Governing Law

This LOI shall be governed by and construed in accordance with the laws of the State of Nevada, USA, without regard to its conflict of laws principles.

9. Non-Binding Nature

This LOI does not constitute a binding commitment to complete the Transaction, as final execution remains subject to the negotiation and signing of a definitive agreement. This LOI is merely an expression of intent by the parties and does not create any legally binding obligations for either party, except for the confidentiality and termination provisions set forth herein.

10. Miscellaneous

This agreement is executed in duplicate, effective as of the date of signing by both Party A and Party B, with each party holding one copy, both having equal legal effect. Any amendments, if made upon mutual consent of both parties and signed, shall have the same effect as this agreement.

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IN WITNESS WHEREOF, the parties have executed this LOI as of the date first written above.

Transuite.Org Inc.

Signed By:
Name:	Mengqing Fan
Title:	Chief Executive Officer

Fujian Wochong Intelligent Technology Co., Ltd.

Signed By:
Name:	Xiaohuan Song
Title:	Chief Executive Officer

Date: September 15, 2025

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